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                                                         EXHIBIT 4.7
                     [WINS LETTERHEAD]

May 30, 1995


Robin L. Reynolds
25102-G Camino Del Mar
Laguna Niguel, California  92677

     Re:  Termination of Employment

Dear Robin:

   This shall confirm our understanding regarding the various compensation rights which shall be due you from Winners Entertainment, Inc. upon the termination of your employment with the Company today.

     (1) You shall continue to receive your regular salary for a period of sixty (60) days, commencing May 31, 1995 (the "Term");

     (2) Your current medical insurance through Blue Cross shall be maintained by the Company during the Term;

     (3) Your loan balance to the Company is $354.19 at May 30, 1995 and will continue to be paid during the Term by deductions from your regular payroll checks in the amount of $70.83 until the final payroll check of the Term from which the balance then remaining shall be deducted in full;

     (4) You shall be entitled to exercise options to purchase 15,000 shares of the Company's common stock pursuant to the terms of the Company's October 1992 Employee Stock Option Plan, subject to any amendments which may be made thereto, including but not limited to, any reduction in exercise price of such options as may be approved by the shareholders at the next Annual Meeting of Shareholders;

     (5) You shall receive, at the earliest practicable date, 10,000 shares of the Company's common stock which shares shall be included for purposes of registration in the Company's Registration Statement on Form S-3, if and when such registration is approved by the SEC; and You shall be entitled to reimbursement today for all expense advances made by you on behalf of the Company in connection with the preparation of the "corporate accomplishments" binders for the directors of the Company.The above consideration represents the total consideration to be paid in




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          connection with the end of your employment with the Company, and there is no other consideration of any kind to be paid other than that which has been set forth herein.

     Please acknowledge your approval of the above terms by your signature below.

                                   Very truly yours,

                                   /s/ Thomas K. Russell

                                   Thomas K. Russell
                                   Secretary and General Counsel

     Acknowledged and accepted this 30th day of May 1995 at San Juan Capistrano, California.


                                   /s/ Robin L. Reynolds
                                   ---------------------------------
                                   Robin L. Reynolds


**A signed original of this letter agreement  is  to  be  forwarded
  to Robin Reynolds at:    28241 Crown Valley Parkway
                           F461
                           Laguna Niguel, CA  92677